Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated May 5, 2014 with respect to the consolidated financial statements of Rising Sun Bancorp as of December 31, 2013 and 2012 and for the two years ended December 31, 2013 included in this Form 8-K/A of Howard Bancorp, Inc.

/s/ Stegman & Company

Baltimore, Maryland

December 22, 2014